EXHIBIT 16

March 6, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K/A dated February 25, 2003, of American Medical Technologies, Inc. and are in agreement with the statements contained in the first through third paragraphs on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Ernst & Young LLP